EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Jamie Falkowski
Tel : 415-278-7942
media_relations@gymboree.com

The Gymboree Corporation Reports Fourth Quarter Sales Results
Increases Earnings Expectations

San Francisco, Calif., February 7, 2008 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the thirteen-week period ended February 2, 2008, of $275.5 million, an increase of 16% compared to net sales from retail operations of $238.5 million for the fourteen-week period ended February 3, 2007. Comparable store sales for the equivalent thirteen-week period increased 10%.

The Company now expects earnings for the fourth fiscal quarter to be in the range of $0.93 to $0.95 per diluted share, a $0.05 increase from prior guidance. For the full fiscal year of 2007, earnings are now expected to be in the range of $2.69 to $2.71 per diluted share.

“We continued to see strong customer response to our product assortments throughout January,” said Matthew McCauley, Chairman and CEO, “This response, coupled with our continued focus on key strategies of acquiring new customers and increasing operating efficiencies, is allowing us to deliver significant earnings growth despite the challenging retail environment.”

Fiscal 2008 Business Outlook

For the first quarter and full fiscal year 2008, the Company plans for low single digit comparable stores sales growth. In addition, the Company plans to open approximately 100 stores in fiscal 2008 consisting of 20 Gymboree stores, 40 Gymboree Outlets, 20 Janie and Jack shops and 20 Crazy 8 stores.

The Company expects income from operations for the first fiscal quarter of 2008 to be in the range of $0.73 to $0.75 per diluted share. For the full fiscal year 2008, the Company estimates earnings per diluted share to be in the range of $3.00 to $3.05.

Management Presentation

For more information about January and fourth quarter sales as well as the fiscal 2008 business outlook, please listen to The Gymboree Corporation’s monthly sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, February 7 at 7:55 a.m. ET through Wednesday, February 13 at 11:59 p.m. PT.

The live broadcast of the discussion of fourth quarter 2007 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, March 12, 2008. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, March 19, 2008, at 800-642-1687.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of February 2, 2008, the Company operated a total of 786 retail stores: 597 Gymboree® stores (565 in the United States, 30 in Canada and 2 in Puerto Rico), 82 Gymboree Outlet stores, 93 Janie and Jack® shops and 14 Crazy 8™ stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 559 franchised and Company-operated centers in the United States and 32 other countries.

Forward-Looking Statements

The foregoing financial information for the thirteen week period ended February 2, 2008, is unaudited and subject to year-end adjustments and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including the price of our stock and stock market conditions as well as other factors which may affect our future financial performance including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 3, 2007. These forward-looking statements reflect The Gymboree Corporation’s expectations as of February 2, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

###